Exhibit 10.22

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into this 1st day of December, 2006 (“Effective Date”), by and between Sun Energy Solar, Inc., a Delaware corporation (“the Company”, “SESI” or “Sun Energy Solar”), and Don Sipes (the “Consultant”).

RECITALS

WHEREAS, Sun Energy Solar has created certain intellectual property (“Intellectual Property”), is pursuing patents for some of such Intellectual Property and is developing products (“Products”) based on the Intellectual Property (the “Business Venture”);

WHEREAS, Sun Energy Solar desires to maximize the type of Products developed, increase the sales of those Products and maximize the profits from Sun Energy Solar’s Business Venture;

WHEREAS, the Consultant provides product research and development and engineering advice and recommendations;

WHEREAS, Sun Energy Solar desires to retain the Consultant, and the Consultant desires to provide to Sun Energy Solar product research and development and engineering advice in respect of the Business Venture (“Services”).

NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sun Energy Solar and the Consultant hereby mutually covenant and agree as follows:

AGREEMENT

SECTION I. ENGAGEMENT.

Commencing on the Effective Date, Sun Energy Solar engages and retains the Consultant to provide the Services further described below, for the period and on the terms and conditions set forth herein. The Consultant hereby accepts such engagement and agrees, for the period and on the terms and conditions set forth herein, to provide, or, in accordance with the terms hereof, to make satisfactory arrangements for the provision of such Services and to assume the obligations herein set forth for the compensation provided herein.

SECTION II. TERM.

The term of this Agreement shall commence on the Effective Date and shall continue until for one (1) year or until terminated in accordance with Section X hereof.

SECTION III. CONSULTING SERVICES.

3.1 Consulting Services.

The Consultant shall devote approximately of 20 hours per week to provide to Sun Energy Solar the Services, including without limitation, the following:

1. Contribute to the development of innovations, improvements and inventions in or related to the following areas:

i.	Optical concentrators or other optics related to solar energy collection

ii.	Photovoltaic materials and their means of production

iii.	System-level solar power conversion

These	contributions would take the form of research, calculation and modeling, testing, brainstorming and collaboration.

2.	Help ascertain viability of potential innovations, improvements and/or inventions in or related to the same areas described above in item 1.

3.	Write and/or assist in the writing of patent applications.

4.	Review patent applications.

5.	Help select and recruit additional staff that is appropriately qualified to contribute to the overall goals as defined above in item 1.

6.	Locate sources of potential research funding and write and/or help write proposals, grants, etc. to obtain said funding.

7.	Assist in the integration of optical and electro-optical devices into product design.

8.	Write and/or assist in the writing of technical papers and submission of those papers to appropriate symposiums and forums.

3.2 Sun Energy Solar Discretion.

While the Consultant will, from time to time, give advice to Sun Energy Solar in respect to product research and development and engineering, the parties agree that the Consultant will not have any discretionary authority with respect to the Business Venture. Sun Energy Solar shall have sole investment discretion in respect of the Business Venture.

3.3 Delegation by Consultant.

The Consultant shall not delegate the performance of the Services.

SECTION IV. CONSULTING FEES AND EXPENSES.

4.1 Consulting Fee.

a. Calculation of Consulting Fee. In consideration of the services to be provided by the Consultant to Sun Energy Solar under this Agreement, Sun Energy Solar shall pay to the Consultant as full compensation for Consultant’s satisfactory performance of the Services, a fee equal to $6,000 per month (the “fee” or the “Consulting Fee”).

b. Payment of Consulting Fee. The Consulting Fee shall be payable monthly in arrears on the last day of each calendar month (or, if this Agreement is terminated on a date other than such date, the date of such termination) on a pro-rata basis for time worked during that month.

4.2 Incentive Fee.

a. Calculation of Incentive Fee. In addition to the Consulting Fee and in consideration of the Services, Sun Energy Solar shall pay to the Consultant, a quarterly incentive fee (the “Incentive Fee”). The Incentive Fee shall be paid in shares of restricted common Stock in Sun Energy Solar. Sun Energy Solar shall issue to Consultant 200,000 shares of restricted common stock per quarter. The shares shall vest immediately upon issuance to Consultant.

b. Payment of Incentive Fee. The Incentive Fee shall be payable quarterly in arrears on the last day of each calendar quarter.

4.3 Signing bonus.

Sun Energy Solar shall pay the Consultant a one-time signing bonus of four hundred thousand (400,000) shares of restricted common stock of the Company.

4.4 Expenses.

In addition to the foregoing, Sun Energy Solar shall pay Consultant its reasonable, out-of-pocket, pre-approved expenses as incurred by Consultant in connection with its performance under this Agreement. Consultant shall not incur any expenses without prior a written consent of Sun Energy Solar. Consultant agrees to provide Sun Energy Solar with access to such receipts, ledgers and other records as may be reasonably appropriate for Sun Energy Solar to verify the amount and nature of such expenses.

SECTION V. STATUS OF CONSULTANT.

Consultant enters this Agreement as and intends to continue to be an independent contractor. Consultant acknowledges that as an independent contractor he is undertaking certain risks of loss not associated with an employment relationship. None of the provisions of this Agreement shall be interpreted or deemed to create any relationship between such parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or partners or co-venturers between Sun Energy Solar and Consultant, between Sun Energy Solar and any employee of Consultant, or between Consultant and any employee of Sun Energy Solar. Without limiting the generality of the foregoing:

5.1 Control.

Sun Energy Solar shall have no right to control or direct the details, manner, or means by which Consultant performs the Services under this Agreement. In performing the Services under this Agreement, Consultant shall have no control over or management authority with respect to Sun Energy Solar or its operations.

5.2 Taxes and Other Obligations.

Consultant shall report for federal and state income tax purposes all amounts received by it under this Agreement as income. Consultant shall have sole responsibilities for the withholding of all federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Consultant to its employees performing services for it under this Agreement. Consultant shall not be entitled to any employment benefits of any kind provided by Sun Energy Solar to its employees, including, but not limited to, vacation pay, sick leave pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by Sun Energy Solar to its employees, and for itself and its employees; and Consultant expressly waives any and all rights to such benefits. Consultant irrevocably elects not to participate in any retirement plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, contributed to by Sun Energy Solar. Consultant shall indemnify and hold Sun Energy Solar harmless from any and all loss or liability (including attorneys’ fees) arising from Consultant’s failure to report as income payments received by it under this Agreement and its failure to withhold for federal and state tax purposes amounts paid to its employees rendering services to it under this Agreement, in the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant.

5.3 Benefits.

Consultant expressly agrees that as an independent contractor, Consultant shall not be eligible to participate in any of Sun Energy Solar’s employee benefit plans or programs, and that the only consideration payable by Sun Energy Solar to Consultant shall be the amounts set forth in the this Agreement.

5.4 Insurance.

Consultant further agrees that Consultant will provide any and all insurance coverages which Consultant may, in Consultant’s sole discretion, require; provided, however, that Consultant shall carry and maintain in force (1) automobile insurance and worker’s compensation coverages in at least those amounts required by relevant state or local statutes in the jurisdiction where Consultant performs the majority of services rendered hereunder and (2) such General Liability which is commercially reasonable under the circumstances surrounding the Services.

5.5 Workplace.

It is understood that while Consultant will perform the Work primarily at Consultant’s principal place of business. Consultant may need access to Sun Energy Solar’s business offices and employees from time to time. Accordingly, Consultant or its authorized representatives shall have access, during normal working hours, to Sun Energy Solar’s officers and employees upon reasonable notice, and shall be provided adequate and appropriate work space and facilities in order to complete the Services.

a. Office Space. Sun Energy Solar shall make office space available to Consultant during any time(s) when the Consultant is present at the Offices; provided, however, that such office space may not be in the same location during each of Consultant’s visits to the Offices, and may be shared with other employees or consultants of Sun Energy Solar.

b. Contact Information. Upon request by Consultant, Consultant shall be given a telephone extension at Sun Energy Solar, which will be supported by Sun Energy Solar’s voice mail system, to which Consultant will have access during the Term of this Agreement. In addition, Consultant shall be permitted to continue to use her Sun Energy Solar electronic mail address during the Term of this Agreement.

SECTION VI. CONFIDENTIALITY; OWNERSHIP.

6.1 Receipt of Proprietary Information.

Consultant recognizes and acknowledges that, in the course of the engagement of Consultant by Sun Energy Solar, and as a result of the confidential relationship with Sun Energy Solar established thereby, Consultant shall have access to or shall otherwise receive trade secrets of Sun Energy Solar and confidential information, including without limitation, technology and information relating to the Intellectual Property, the Products, the Business Venture and Sun Energy Solar’s business or its patents, inventions, software, know-how and other property rights (collectively, the “Proprietary Information”), and developing additional know-how and proprietary information owned by Sun Energy Solar which will become trade secrets, and that such Proprietary Information are highly valuable assets of Sun Energy Solar; provided, that information shall not be considered Proprietary Information to the extent which (1) it is or becomes generally known or available to the public through no act or omission of Consultant or its agents; (2) it was in Consultant’s possession, prior to execution of this Agreement or the Non-Disclosure Agreement, defined herein, as evidenced and verified by prior tangible evidence, and was not acquired under an obligation of confidence; (3) Consultant demonstrates was lawfully disclosed to Consultant by a third party without restriction and without any breach of any confidentiality obligation to Sun Energy Solar; or (4) it is of such a general level as to constitute general business knowledge and skill of Consultant.

6.2 Nondisclosure.

Consultant shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate or disclose to any third party, other than in the furtherance of the business purposes of Sun Energy Solar and at the express, written request of Sun Energy Solar (the “Limited Purpose”) any Proprietary Information, all of which are deemed confidential and proprietary to Sun Energy Solar. As between the parties, all Proprietary Information is and shall remain the sole and exclusive property of Sun Energy Solar. By disclosing Proprietary Information to Consultant, Sun Energy Solar does not grant any express or implied right to Consultant to or under any IP Rights (as defined below) of Sun Energy Solar therein, except to use solely for the Limited Purpose according to this Agreement. Sun Energy Solar reserves without prejudice the right to protect its rights under and title to any such IP Rights.

6.3 Ownership.

Any methods, procedures, developments, know-how, designs, technology, inventions, devices, enhancements, innovations, derivatives and/or improvements, whether or not patentable or subject to other IP Rights (as defined below) protection (including, but not limited to, the trade secrets) (collectively, the “Inventions”), and all related deliverables, works of authorship and/or other tangible items or materials (collectively, “Works”) that (1) are conceived of, created or developed and/or first reduced to practice solely by Consultant and/or jointly by Consultant and Sun Energy Solar and/or their respective employees, subcontractors or agents in connection with the performance of the Services; (2) relate to the Intellectual Property, the Products, the Business Venture and/or the actual or anticipated business, research or development of Sun Energy Solar or are suggested by or result from tasks assigned to Consultant or work performed by Consultant on behalf of Sun Energy Solar; and/or (3) are paid for or provided by Sun Energy Solar in connection with the performance of the Services before or after the Effective Date, (collectively, the “Developed Property”) shall be and remain the sole and exclusive property of Sun Energy Solar, except as otherwise expressly provided in Section 6.6 (Consultant Pre-Existing IP), below.

6.4 Works Made for Hire; Assignment.

In no way limiting the foregoing and except as otherwise expressly provided in Section 6.6 (Consultant Pre-Existing IP), below: (a) Consultant acknowledges and agrees that all Developed Property shall be deemed to be “supplementary works” and/or “works made for hire” within the meaning of the U.S. Copyright Act of 1976, as amended (17 U.S.C. Section 201(b)), and that Sun Energy Solar shall own all rights, including without limitation, all copyrights and other IP Rights (as defined below), in and to such Developed Property; (b) to the extent any such Developed Property shall be deemed for any reason not to be works-made-for-hire, Consultant hereby irrevocably and royalty-free assigns and transfers, without further consideration, to Sun Energy Solar all right, title and interest throughout the world in and to the Developed Property and all IP Rights related thereto; (c) Consultant hereby irrevocably assigns and transfers, without further consideration, to Sun Energy Solar any and all claims or causes of action and/or rights to sue, of any nature whatsoever, and collect damages or other recoveries, for past, present or future infringement or violation of any rights in and to the Developed Property assigned hereunder; and (d) Consultant hereby irrevocably assigns and transfers, without further consideration, to Sun Energy Solar, and waives and agrees never to assert, any and all moral rights (or equivalent rights) Consultant may have in or with respect to any Developed Works, even after termination of this Agreement.

For purposes of this Agreement, “IP Rights” means all patents, trademarks (and associated goodwill therewith), trade secrets, copyrights and other forms of intellectual property, industrial property, and/or other proprietary rights and protections throughout the world and all applications, registrations and renewals in connection therewith, whether currently existing or hereafter developed or acquired and whether now known or hereafter recognized.

6.5 Disclosure; Further Cooperation.

Consultant shall promptly make a complete written disclosure to Sun Energy Solar of all Developed Property. Consultant promptly shall execute and deliver to Sun Energy Solar any instruments deemed necessary by Sun Energy Solar to effect disclosure and assignment by Consultant to Sun Energy Solar of any Developed Property; provided, however, this Agreement shall be effective regardless of whether any such additional documents are executed. Without limiting the foregoing, upon the request of Sun Energy Solar and at Sun Energy Solar’s expense, Consultant shall execute patent and copyright applications and any other instruments deemed necessary by Sun Energy Solar for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based in whole or in part on Developed Property. Consultant hereby irrevocably appoints Sun Energy Solar, and its duly authorized officers and agents, as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, for and on Consultant’s behalf, if Sun Energy Solar is unable for any reason to secure Consultant’s signature, to assign all of such ownership interest and rights in and to the Developed Property to Sun Energy Solar and to execute and file any instruments or documents and to do all other lawfully permitted acts to further the intent of this Agreement, with the same legal force and effect as if executed by Consultant.

6.6 Consultant Pre-Existing IP.

For purposes of this Agreement, “Consultant Pre-Existing IP” means any Inventions and/or Works owned, held or licensed to Consultant that exist prior to the Effective Date of this Agreement, do not contain or use any Proprietary Information of Sun Energy Solar, and have been created, conceived, invented, developed and first reduced to practice by Consultant (or its assignor(s)/licensor(s)) independently of the Services engagement that is the subject of this Agreement, as evidenced by contemporaneous written documentation, and all IP Rights therein.

For purposes of this Agreement, “Consultant Pre-Existing IP Improvements” means Inventions and Works (and all IP Rights therein) developed and reduced to practice solely by Consultant in connection with the performance of the Services under this Agreement that consist solely of any improvement or enhancement to the Consultant Pre-Existing IP.

Consultant Pre-Existing IP is excluded from the scope of Section 6.3 (Ownership) and Section 6.4 (Works Made for Hire; Assignment), above, and as between Sun Energy Solar and Consultant, shall be owned by Consultant. To preclude any possible uncertainty, attached Exhibit A of this Agreement sets forth a complete list of all Consultant Pre-Existing IP. If no such Consultant Pre-Existing IP is listed/identified in attached Exhibit A, Consultant hereby represents and warrants to Company that there is no such Consultant Pre-Existing IP. Consultant will not use or incorporate, or permit to be used or incorporated, any Consultant Pre-Existing IP in connection with the Services and/or in any Developed Property or other product, service, process, device, method, or machine of Sun Energy Solar without Sun Energy Solar‘s prior written consent and unless Consultant has the right to use the same for Sun Energy Solar’s benefit. If Consultant uses any Consultant Pre-Existing IP, Consultant will obtain, at its own expense, from the owner/licensor thereof any rights necessary to enable Consultant to comply with this Agreement. With respect to any (a) Consultant Pre-Existing IP used or incorporated in any Developed Property and/or any Sun Energy Solar product, service, process, device, method, or machine, or (b) Consultant Pre-Existing IP Improvements, Consultant hereby grants Sun Energy Solar a non-exclusive, fully paid-up, royalty-free, perpetual, irrevocable, assignable, worldwide license to reproduce, make, have made, sell, use, license, modify, adapt, distribute, display, copy, assign, make other versions of and/or create derivative works based upon, disclose and otherwise dispose of and commercialize such Consultant Pre-Existing IP or Consultant Pre-Existing IP Improvements and to sublicense others to do these things without restriction as to the extent of Consultant’s ownership or interest.

6.7 Prior Non-Disclosure Agreement.

The parties acknowledge entering into a separate non-disclosure agreement relating to Sun Energy Solar’s confidential information, (the “Non-Disclosure Agreement”). The terms of the Non-Disclosure Agreement are incorporated herein by this reference. In the event of a conflict between the Non-Disclosure Agreement and this Agreement, the terms providing greater protection to Sun Energy Solar and its confidential information and Proprietary Information shall be determinative.

6.8 Confidentiality.

The terms and conditions of this Agreement are and shall remain confidential, and no Party shall disclose such terms and conditions to any third party, other than as may be reasonably required for legal purposes or for accounting, tax or regulatory purposes, or unless compelled to do so by a court order or validity issued process, or unless a party to this Agreement seeks to enforce this Agreement against another party because of a claimed breach of this Agreement. Accordingly, all that the parties may disclose is the fact that the parties have entered this Agreement. Notwithstanding the foregoing, the terms of this Agreement may be disclosed by the parties to any parent, predecessor, subsidiary or affiliated corporate entity, or investor and their respective counsel, agents and employees that have a need to know the terms of this Agreement, provided that such persons agree to maintain the confidentiality of such information in accordance with the terms of this Agreement.

SECTION VII. NONCOMPETITION COVENANT.

Because of Consultant’s access to Sun Energy Solar’s Proprietary Information, during the period from the Effective Date through the end of the period which ends 12 months after the termination or expiration of this Agreement, Consultant shall not work for, work with, consult with or otherwise provide assistance or information to a direct or indirect competitor of Sun Energy Solar, its employees, or any successor, parent Sun Energy Solar or affiliate of a direct or indirect competitor, or by agency, through a corporation, or through any other artifice or device. Notwithstanding the foregoing, during the above described time period, Consultant may engage in employment, work and consulting involving the Consultant Pre-Existing IP or Consultant Pre-Existing IP Improvements so long as Company has not made a claim against Consultant for violation of Section VI of this Agreement.

SECTION VIII. WARRANTIES.

To induce Sun Energy Solar to enter into this Agreement, Consultant hereby represents and warrants to Sun Energy Solar that:

(a) The execution of this Agreement and performance by Consultant hereunder will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which Consultant is a party or by which Consultant is bound and in Consultant’s performance of the Services, Consultant will not breach an obligation of Consultant to any third party. In addition, Consultant is not a party to any agreement and has no obligations that would prohibit Consultant from engaging in any of the Services or that might in any way affect Consultant’s ability to use its best efforts to carry out the provisions of this Agreement.

(b) Consultant has the requisite skill and knowledge necessary to perform its obligations under this Agreement, in a diligent, professional and workmanlike manner in accordance with the highest applicable industry standards and all such Developed Property shall be free of material errors and defects.

(c) Consultant, at its sole cost and expense, shall comply with all local, state, federal and international laws and regulations relating to its performance under this Agreement.

(d) Consultant has full legal power and authority to enter into and perform this Agreement in accordance with its terms, including without limitation, the full right and power to transfer ownership to Sun Energy Solar of the Developed Property and grant the licenses to the Consultant Pre-Existing IP or Consultant Pre-Existing IP Improvements, if any, pursuant hereto, without the consent of any governmental body, any regulatory authority, or any third party.

(e) The Services, Developed Property, Consultant Pre-Existing IP and/or Consultant Pre-Existing IP Improvements, if any, and Sun Energy Solar’s use thereof, does not and shall not violate or in any way infringe upon the rights of third parties, including without limitation, any employment rights, contractual rights, IP Rights, rights of publicity, privacy rights or other rights of any third party.

(f) The Developed Property, Consultant Pre-Existing IP and/or Consultant Pre-Existing IP Improvements, if any, shall not include any software code or other materials subject to “open source” or “freeware” software licenses, as those terms are generally understood in the industry.

Consultant acknowledges that Sun Energy Solar would not have engaged Consultant to perform the Services without the foregoing representations and warranties and that such representations and warranties are material terms of this Agreement.

SUN ENERGY SOLAR MAKES NO REPRESENTATIONS OR WARRANTIES—EXPRESS OR IMPLIED—REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

SECTION IX. INJUNCTIVE RELIEF.

If Consultant violates either Section VI. , Section VII. , or Section VIII. of this Agreement, Sun Energy Solar (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which Sun Energy Solar would sustain upon such violation are difficult or impossible to ascertain in advance. The posting of a bond shall not be required as a pre-condition to such injunctive relief.

SECTION X. TERMINATION.

10.1 30 Days Notice.

Either party may terminate this Agreement upon thirty (30) days written notice to the other specifying the effective date of termination. In the event Sun Energy Solar shall so terminate this Agreement, Sun Energy Solar shall pay Consultant for the Work performed prior to the effective date of such termination, subject to the provisions of Section IV.

10.2 Return of Sun Energy Solar Property.

In the event of termination, and regardless of any dispute which may exist between Sun Energy Solar and Consultant, all Sun Energy Solar property and materials in Consultant’s possession which in any way pertain to Services rendered hereunder shall be delivered immediately to Sun Energy Solar.

The provisions of Sections VI, VII, VIII, IX and XIV of this Agreement shall survive the expiration or termination of this Agreement.

SECTION XI. LIMITATION OF LIABILITY.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF THE OTHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIMITATIONS OF LIABILITY SET FORTH ABOVE SHALL NOT APPLY TO (A) CONSULTANT’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, (B) DAMAGES ARISING FROM ANY BREACH OF CONFIDENTIALITY, OR (C) DAMAGES RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY OF SUN ENERGY SOLAR’S IP RIGHTS.

SECTION XII. NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or shipped via express carrier or overnight courier service, or by facsimile, as evidenced by the sender’s transmission confirmation sheet. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing by the receiving party.

To Sun Energy Solar:

Sun Energy Solar Inc.
6408 Parkland Drive, Suite 104
Sarasota, Florida 34243
Attention: Carl L. Smith, III
Fax: 941-751-3583

To Consultant:
Don Sipes
/s/ Don Sipes

Attention:
Fax:

SECTION XIII. ENTIRE AGREEMENT.

This Agreement sets forth the entire understanding of the parties with respect to the subject of this Agreement and supersedes all prior statements, representations, warranties or covenants made by either party except as expressly set forth herein. Consultant is not relying upon any representations made by Sun Energy Solar concerning the difficulty of the performance of the consulting services or any other matters. This Agreement may not be amended or modified except by a written document signed by Sun Energy Solar and Consultant.

SECTION XIV. INDEMNIFICATION.

Consultant (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless Sun Energy Solar, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries, and affiliates (referred to individually and collectively as the “Indemnified Party”) from and against any and all claims, liabilities, loss, damages, costs, fines, penalties or expenses (including but not limited to attorneys fees and all costs of litigation and collection) (“Damages”) which the Indemnified Party may hereafter incur, suffer or be required to pay in connection with or arising out of (a) a breach of this Agreement by the Indemnifying Party or the Indemnifying Party’s failure to perform its obligations hereunder, (b) any negligent act or omission of the Indemnifying Party, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries and affiliates in connection with this Agreement, or (c) the Indemnifying Party’s activities hereunder or otherwise, but excluding those Damages to the extent attributable solely to the Indemnified Party’s gross negligence.

SECTION XV. APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its conflicts of laws principles). Any litigation with respect to this Agreement shall be brought exclusively in the courts of the State of Florida, and by execution of this Agreement, Consultant irrevocably submits to such jurisdiction.

SECTION XVI. SEVERABILITY.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of any other provision of this Agreement shall remain unimpaired.

SECTION XVII. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, when at least one counterpart has been executed by each of the parties.

SECTION XVIII. HEADINGS.

Headings contained herein are for convenience only and shall not modify, enlarge or limit the scope of the Sections hereof in any manner.

SECTION XIX. WAIVER.

No delay or failure of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such right or any other rights hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SUN ENERGY SOLAR, INC.:		Don Sipes- CONSULTANT:
6408 Parkland Drive, Suite 104
Sarasota, FL 34243
	/s/ Carl L. Smith	/s/ Don Sipes
By:	Carl L. Smith	By:
Title:	Chairman/CEO	Title:

EXHIBIT A

CONSULTANT PRE-EXISTING IP

1. Except as listed in Section 2 below, the following is a complete list of all Consultant Pre-Existing IP:

☐ No Consultant Pre-Existing IP.

☐ See below:

☐ Additional sheets attached. /s/ Don Sipes

2. Due to a prior confidentiality agreement, Consultant cannot complete the disclosure under Section 1 above with respect to the Consultant Pre-Existing IP generally listed below, the proprietary rights and duty of confidentiality with respect to which Consultant owes to the following party(ies):

	Consultant Pre-Existing IP	Party(ies)	Relationship
1.
2.
3.

☐ Additional sheets attached.

Attachment

Sipes Prior Solar IP

Distributed Collapsed Reflector DCR

Goal: Create a low profile, short focal length, Low Focal length, High performance reflector, that can be produced easily with low quality plastic vacuum forming.

The Reflector is created by creating radial mirror segments that are dropped down from the central curved shape and reoptimized such that each segment is confocal and optimized to minimize shadowing effects.

The segments can be flat or any other conical figure or of arbitrary shape. Since each segment is optimized short focal lengths in very low profiles can be created. Power in 1 dimension (cylindrical) or 2 dimensions (spheriod) can be created.

It is envisioned that this DCR can produced in high volume an at low cost by a vacuum formed process from a high quality master.

Longitudinal Solar Tracking

Goal: Simpliying solar tracking in CPV systems by aligning the focus of a trough cylinder collector parallel to the path of the sun as opposed to perpendicular to the path of the solar travel.

If the sun’s track is aligned with the cylindrical axis, the resulting line image is of good quality and stays along the axis. Depending upon the length of the cylinder and its orientation in elevation this axis may or may not be linear. This can be adjusted by orienting the axis line of the cylinder or employing advanced reflector concepts such as the DCR.

Instead of Azimuthal (time of day) complex solar tracking. Elevation (day of year) tracking is all that is required. This can be accomplished by slow moving open loop systems, its accuracy depending upon the desired concentration level.

Multi-Angle DCR

Goal: Simulate Solar tracking using a Distributed Collapsed Reflector DCR by embedding in the same structure different DCR Segments optimized for different Azimuthal (time of day) angles. It is envisioned that this type of configuration would be most advantages in solar thermal systems requiring extreme simplicity and robustness, yet not sensitive about space issues. One such example would be water purification systems in third world locations.

These configurations can be of cylindrical or spherical symmetry or some complex configuration. The DCR segment tiling can be a wide array of configurations from distributed time of day segmentation to systems where the segmentation is optimized for High noon operations. Segmentation tiling can consider Azimuthal or Elevation consideration is any complex combination of the two, and can be used with or without primary or

Solar Angle 2

Common Focal Point

Solar Angle 1

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Fiber Coupled CPV with NA Conversion

Goal: Simplify PV Systems by fiber optic transfer of collected light from a tracking collector to a common receiver in a convenient location.

Tracking Collectors

                                                                                                                                               Fiber Optic Cables

Receiving PV Unit

The focusing and tracking optics are sufficient to focus efficiently the collected sunlight in to a fiber or bundle of fibers of the desired size and NA. The fiber can then be directed to a utility cabinet or other central location where a common receiver or receiver array is located. Options such as liquid cooling or cogeneration (electricity and hot water) are much more feasible and economical in this type of configurations. Aside from tracking the collectors become passive with respect to power generation.

XXXXX XXXXXXX XX XXX XXXXX XXXXXX XXX XXXXXXXXX XXXXXXXXXXX XX XXXX XXXXXXXX XXX XXXX XXXXXXXXXX XX XXXXXXXX.

Fiber Coupled CPV with NA Conversion (cont’d)

Once the light is in the fiber, the use of fiber optic tapers allows the area and the NA of the fiber to be exchanged for one another to optimize light delivery of the concentrating PV material.

Photonic Crystal Fiber using Air Gap technology, for example, can create fibers with Numerical Apertures as high as .9. Also, low loss tapers can be created to transform larger area lower NA light at the input of the tracking collector to lower area higher NA light at the receiver, thus using the fiber optics to get higher solar concentrations.